City of Buenos Aires, March 5, 2026 Messrs. Comisión Nacional de Valores (National Securities Commission) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) (Buenos Aires Stock Exchange) Messrs. A3 Mercados S.A. (A3) S / D Ref.: LOMA NEGRA C.I.A.S.A. - Call for Ordinary General Shareholders’ Meeting to be held on April 23rd, 2026 – Approval of Sustainability Report for the period 2025 Dear Sirs, We are writing to you in order to comply with the provisions of subparagraph a) of Section 4 of Chapter II, Title II of the Rules of the National Securities Commission (T.O. 2013). In this regard, we inform that the Board of Directors of the Company decided at its meeting held on March 5, 2026 to convene an Ordinary General Shareholders’ Meeting to be held on April 23rd, 2026 at 10:00 a.m. on the first call and at 12:00 p.m. on second call, remotely from the corporate headquarters located at Cecilia Grierson 355, 4th floor of the City of Buenos Aires, allowing the shareholders or their representatives and other participants to participate in person or remotely. Also, we hereby inform that the Board of Directors of the Company today has approved the publication of the fifth Sustainability Report for the period 2025, which can be accessed at https://www.lomanegra.com/en/sustainability/ . Sincerely, ____________________ Marcos I. Gradin Investor Relations Officer LOMA NEGRA C.I.A.S.A.